Exhibit 99.(h)(10)(ii)

Addendum No. 2 to Transfer Agent Interactive Client Service Agreement

Dated August 1, 2005

By and Among

ALPS Fund Services, Inc.

CornerCap Investment Counsel, Inc., and

CornerCap Group of Funds

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. (“ALPS”),CornerCap Investment Counsel, Inc. (“CornerCap”), and CornerCap Group of Funds (“Funds”).

WHEREAS, ALPS, CornerCap and the Funds have entered into a Transfer Agent Interactive Client Service Agreement (the “Agreement”) dated August 1, 2005;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS, CornerCap and the Funds wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS’ Address.  All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		CornerCap Group of Funds

By:	/s/ Jeremy O. May	By:	/s/ Thomas E. Quinn
Name:	Jeremy O. May	Name: Thomas E. Quinn
Title:	Managing Director	Title: President

CornerCap Investment Counsel, Inc.

		By:	/s/ Thomas E. Quinn
Name: Thomas E. Quinn
Title: CEO